IRREVOCABLE WAIVER

This IRREVOCABLE WAIVER (this “Waiver”), dated as of September 12, 2014, is made and entered into by MVP Realty Advisors, LLC (the “Advisor”) in favor of MVP REIT, Inc. (the “Company”).

RECITALS

WHEREAS, the Company has engaged the Advisor as its advisor pursuant to the terms and conditions set forth in an advisory agreement between the Company and the Advisor (as amended from time to time prior to the date hereof, the “Advisory Agreement”);

WHEREAS, pursuant to the Advisory Agreement, including Section 17.6 thereof, the Advisor desires to waive certain rights with respect to the Convertible Shares under Section 8.5 of the Advisory Agreement and the Charter as set forth in this Waiver.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Advisor agrees to the following waivers in favor of the Company:

1. Incorporation of Recitals; Definitions; Effectiveness of Waivers.

1.1 Recitals.  The Recitals are incorporated herein by reference.

1.2 Definitions.  Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them as set forth in the Advisory Agreement.

2. Convertible Shares.   Effective as of the date hereof, the Advisor hereby irrevocably waives its rights under Section 8.5 of the Advisory Agreement and the Charter to convert the Convertible Shares into shares of common stock of the Company (the “Common Shares”) automatically upon the termination or non-renewal of the Advisory Agreement (other than for “Cause” as defined in the Advisory Agreement).  From and after the date hereof, a termination or non-renewal of the Advisory Agreement will not automatically result in the conversion of the Convertible Shares into Common Shares unless, at the time of such termination or non-renewal, one of the other events triggering conversion of the Convertible Shares also shall have occurred.  After giving effect to this Waiver, the Convertible Shares will convert into Common Shares if and when:

(a)  the Company has made total distributions on the then outstanding Common Shares equal to the invested capital attributable to those shares plus a 6.00% cumulative, non-compounded, annual pre-tax return on such invested capital; or

(b) (i) the Company lists the Common Shares for trading on a national securities exchange and (ii) the sum of the aggregate market value of the issued and outstanding Common Shares plus total distributions exceeds the aggregate capital contributed by investors plus an amount equal to a 6% cumulative, pre-tax non-compounded annual return to investors; or

(c) the Advisory Agreement is terminated or not renewed, but only if at the time of such termination or non-renewal, the requirements for conversion set forth in either of the immediately preceding clause (a) or (b) also shall have been satisfied.

3. Miscellaneous.

3.1 Effect of Waiver.  Except as set forth expressly herein, all terms of the Advisory Agreement shall be and remain in full force and effect.

3.2 Binding Nature.  This Waiver shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.

IN WITNESS WHEREOF, this Waiver has been duly executed and delivered by the Advisor in favor of the Company as of the day and year set forth below.

ADVISOR:

MVP Realty Advisors, LLC

/s/ Michael V. Shustek
By:  Michael V. Shustek
Title: Manager